Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2010, relating to the consolidated financial statements of SM Energy Company (formerly St. Mary Land & Exploration Company) and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of new accounting standards) and the effectiveness of SM Energy Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of SM Energy Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Denver, Colorado
November 3, 2010